Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is effective as of the 16th day of March, 2005 between Michael Sileck (“Executive”) and Monster Worldwide, Inc., a Delaware corporation formerly known as TMP Worldwide Inc. (the “Company”).

The purpose of this Agreement is to set forth the terms and conditions under which Executive and the Company will terminate their employment relationship.

In consideration of the mutual promises of the parties made below, the parties agree as follows:

1.             Separation.  Executive’s separation from the Company and each of its Affiliates (as defined below) is effective at 5:00 p.m. on March 14, 2005 and as of such date and time Executive hereby resigns each and every position as employee, officer and/or director of the Company and each of its Affiliates.

2.             Payments.  The Company and Executive agree that the following payments shall be or have been made and benefits shall be or have been provided to Executive by the Company:

(a)                                  Regular payroll checks through March 14, 2005 and, subject to clause (b) below, all employee benefits regularly provided which have accrued through such date; and

(b)                                 Payment for all unreimbursed travel, entertainment and other expenses which have been incurred in accordance with Company policy on or prior to March 14, 2005, which payment shall be made promptly after presentation of appropriate receipts and invoices therefor, provided that Executive provides all such requests for reimbursement, receipts and invoices prior to June 30, 2005.

In addition, (a) the unvested and unexercisable options covered by the option agreements between Executive and the Company dated February 22, 2002, February 9, 2004 and December 28, 2004 (collectively, the “Existing Option Agreements”) have as of the effective date of this Agreement automatically and immediately become both vested and exercisable, and (b) all remaining options covered by the Existing Option Agreements, including but not limited to those whose vesting and exercisability is accelerated in accordance with clause (a) above, have as of the effective date of this Agreement automatically and immediately become exercisable for the balance of the ten year term provided by the applicable Existing Option Agreement, in the case of (a) and (b) subject to the other terms of the applicable Existing Option Agreement. Furthermore, in accordance with the terms of the stock bonus agreement dated September 11,

2002, as modified by the letter agreement dated March 31, 2003 (collectively, the “Stock Bonus Agreement”), as of the effective date of this agreement, continued employment shall no longer be deemed a precondition to vesting of the unvested shares of common stock of the Company which are scheduled to vest under that agreement on September 11, 2005 and September 11, 2006. The Stock Bonus Agreement is subject to amendment as provided in Paragraph 3(d) below.

Any and all payments and benefits described in this Paragraph 2 shall be reduced by applicable withholding taxes, normal payroll deductions and amounts required by law to be withheld.

3.             Additional Consideration.  In consideration of and subject to Executive’s compliance with Executive’s agreements under this Agreement, the Company agrees to:

(a) pay Executive an aggregate of $550,000 in bi-weekly installments of approximately $21,153.85  each (pro-rated for periods of less than a full bi-weekly period), without interest, with the first installment payable on the date which is two weeks after the date that the revocation period described in Paragraph 6 below expires without Executive having exercised the right of revocation described therein, reduced by the gross amounts of any payroll payments paid to Executive for the period from and after March 15, 2005;

(b) provided that Executive does not exercise the right of revocation described in Paragraph 6 below, through April 30, 2006 to make available to Executive (and/or pay COBRA premiums on) basic medical and dental benefits for Executive and his family on the same terms and conditions (including but not limited to Executive contribution terms) as would have been available to Executive had Executive remained employed by the Company during such period;

(c) provided that Executive does not exercise the right of revocation described in Paragraph 6 below and Executive has not on or prior to April 30, 2006 become employed by an employer that offers medical coverage, after April 30, 2006 until the earlier of (i) the date  Executive becomes employed by an employer that offers medical coverage or (ii) December 31, 2006, to make available to Executive (and/or pay COBRA premiums on) basic medical and dental benefits for Executive and his family on the same terms and conditions (including but not limited to Executive contribution terms) as would have been available to Executive had Executive remained employed by the Company during such period; and

(d) provided that Executive does not exercise the right of revocation described in Paragraph 6 below, paragraphs 2(c) and 2(d) of the Stock Bonus Agreement shall each automatically and without any further action of the parties be deemed amended to read as follows:
“25% of the Shares shall vest on April 29, 2005.”

Any and all consideration described in this Paragraph 3 shall constitute consideration for Executive’s execution of this Agreement and such consideration shall be reduced by applicable withholding taxes, payroll deductions and amounts required by law to be withheld.  Executive acknowledges that the consideration described in this Paragraph 3 constitutes consideration to which Executive was not previously entitled in the absence of this Agreement, whether by Company policy, written agreement or otherwise. Until December 31, 2006, Executive agrees to provide prompt written notice to the Company of his employment by any employer that offers medical coverage.

4.             General Release.  In consideration of the obligations the Company in Paragraph 3 above and as a material inducement to the Company to enter into this Agreement, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge each of the Releasees (as defined below) from any and all actions, causes of action, suits, debts, administrative or agency charges, dues, sums of money, claims, complaints, liabilities, obligations, agreements, promises, damages, demands, judgments, costs, losses, expenses and legal fees and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s heirs, estate, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including but not limited to any and all rights and claims under federal, state or local laws, regulations or requirements, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Workers Adjustment and Notification Act, the New York State Human Rights Law, the New York City Civil Rights law, the laws of the State of New York and all localities therein and all rights and claims relating to defamation, discrimination (on the basis of sex, race, color, national origin, religion, age, disability or otherwise), workers’ compensation, fraud, misrepresentation, breach of contract, intentional or negligent infliction of emotional distress, breach of any covenant of good faith and fair dealing, negligence, wrongful termination, wrongful employment practices or any and all other claims relating to Executive’s employment with, or separation of employment from, the Company, any and all other rights and claims arising under any federal, state or local law, statute, regulation or case law, any and all rights and claims under the employment agreement dated September 11, 2002, as amended by the letter agreement dated June 16, 2004 (collectively, the “Employment Agreement”), any prior employment agreement (including but not limited to the agreement dated December 31, 2001), any offer letters and, except as provided in the next paragraph, any and all rights and claims to options or other equity interests in the Company or any of its Affiliates.

                   As used in this Agreement, the term “Releasees” is a collective reference to the Company and its present, former and future stockholders, subsidiaries, Affiliates, successors, assigns and employee benefit plans, and each of their respective directors, officers, employees, trustees, representatives, insurers and agents, each in their official and individual capacities.  As used in this Agreement, the term “Affiliates” is a reference to all affiliates of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended. Notwithstanding anything in this Paragraph 3 to the contrary, nothing in this Paragraph 3 shall be deemed to be a release of (i) Executive’s vested rights, if any, under the Company’s 401(k) plan, (ii) Executive’s rights under this Agreement, (iii) Executive’s rights under the Existing Option Agreements and the Stock Bonus Agreement, each as modified in accordance with Paragraph 2 hereof (and in the case of the Stock Bonus Agreement, as modified in accordance with Paragraph 3 hereof), (iv) Executive’s rights under the Indemnity Agreement between Executive and the Company dated March 4, 2002 and any rights to indemnification under any applicable law, the Company’s certificate of incorporation and bylaws and any rights to coverage under any directors’ and officers’ liability policies, and (v) Executive’s rights to shares of Company common stock acquired at any time (a) upon exercise of options under the Existing Option Agreements, (b) pursuant to the Stock Bonus Agreement, (c) pursuant to the stock bonus agreement dated March 4, 2002,  (d) in the open market or (e) under the Company’s 401(k) plan.

          5.       Records, Documents, and Property.  Executive will return to the Company all of the records, correspondence, electronic and magnetic storage media, documents, reports, files and all other property, including keys, of the Company or any of its Affiliates, promptly after Executive signs and delivers this Agreement, provided however, that Executive may retain the laptop computer owned by the Company that was previously provided for Executive’s use. It is understood and agreed that the ongoing use of such laptop will be at Executive’s sole cost and expense and the Company hereby conveys such equipment “AS IS” without representation and warranty of any kind and that any and all data on such laptop relating to or otherwise belonging to the Company or any of its Affiliates shall be purged and destroyed in a manner specified by the Company. Executive will not retain any copies, duplicates or excerpts of any of the aforementioned documents or items.

6.     Review Period; Revocation. Executive acknowledges that Executive has been given a period of 21 days, not including the date of receipt, in which to consider and sign this Agreement. In addition, Executive may revoke this Agreement within 7 calendar days of signing. The Agreement will not be effective or enforceable until such 7 calendar day period has expired without revocation. To be effective, any revocation must be in writing and delivered to the Monster Worldwide, Inc. at 622 Third Avenue, 39th Floor, New York, NY 10017 to the attention of Myron Olesnyckyj either by hand or by mail within the 7 calendar day period. If sent by mail, the revocation must be (1) postmarked within the 7 calendar day period, (2)properly addressed to the Company; and (3) sent by certified mail, return receipt requested. After the 7 calendar day revocation period has passed, this Agreement shall be irrevocable. Without in any way limiting the effect of revocation by Executive, in the event that Executive revokes this Agreement, any amount paid to or for the benefit of Executive under the provisions of Paragraph 3 above shall promptly be returned to the Company and any amendments contemplated thereby shall be ineffective.

7.     Non-disparagement. Executive agrees not to disparage or defame the Company or any of the other Releasees or to make any statements concerning any of the foregoing intended to harm the business interests of the Company or its Affiliates.  Executive recognizes and agrees that this provision was a significant inducement for the Company to enter into this Agreement. In the event of a breach by Executive of any of the material terms of this Agreement, including but not limited to this Paragraph 7, and without in any way limiting the Company’s remedies for any such breach, Executive will automatically forfeit any outstanding payments due under Paragraph 3 above. Executive further agrees to indemnify and hold the Releasees harmless from and against any and all losses, liabilities, damages and expenses (including but not limited to reasonable attorneys’ fees) any Releasee may suffer or incur arising out of or in connection with any breach of a representation or agreement of Executive hereunder.

8.       Restrictive Covenants.  As a material inducement to the Company to enter into this Agreement, Executive acknowledges and affirms that Executive will strictly abide by each and every non-solicitation, confidentiality, non-competition, nonraid and/or similar obligation which Executive may have with respect to the Company and/or its Affiliates, whether by agreement, fiduciary obligation or otherwise, including but not limited to those set forth in the Existing Option Agreements. The provisions of Schedule 1 hereto serve to amend certain specified provisions of the restrictive covenants.

9.             Non-admission.  Nothing in this Agreement is intended to be, nor will be deemed to be, an admission by the Company or any Releasee that (i) it has violated any state or federal law, rule, regulation, principle of common law or other obligation, or that (ii) it has engaged in any wrongdoing, or (iii) Executive would be entitled to any of the consideration described in Paragraph 3 above in the absence of this Agreement.

10.           Transitional Assistance; Cooperation. Executive agrees to provide reasonable assistance to the Company relating to the orderly transition of Executive’s duties and responsibilities from time to time as reasonably requested by the Company. In addition, the Company may from time to time request Executive’s reasonable assistance in connection with pending or threaten litigation or claims concerning matters about which Executive may have actual or imputed knowledge. It is understood that such assistance may include, without limitation, Executive’s providing and compiling information, participating in discussions and/or interviews, participating in depositions requested by plaintiffs, defendants or others and testifying as a witness.  Executive agrees to provide any and all such reasonable assistance to the Company and its advisors upon request for no additional consideration, provided, however, that the Company shall pay on Executive’s behalf or reimburse Executive upon presentation of invoices therefore Executive’s reasonable out-of-pocket costs relating thereto.

11.           Certain Understandings.  Executive represents Executive has not filed any complaints or charges or lawsuits against the Company or any other Releasee with any governmental agency or court or otherwise and, subject to the next sentence, that Executive will not do so hereafter. Any disputes arising out of or in connection with this Agreement or relating to any other rights expressly retained by Executive pursuant to the terms of this Agreement shall be submitted to arbitration in accordance with the applicable provisions of the Existing Option Agreements. Executive further represents that Executive has not relied on any representation or statement of the Company or any other Releasee which is not set forth in this Agreement. The Company agrees that until September 30, 2005, from time to time Executive may avail himself of the secretarial services of his former assistant or such other secretary as may be designated by the Company from time, provided however that such services do not materially interfere with the other obligations of any such assistant or secretary.

12.           General.  This Agreement (i) constitutes the entire agreement between the parities with respect to the subject matter hereof and terminates, supersedes and preempts any previous oral or written arrangements or understandings relating thereto, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the State of New York, without regard to its conflict of laws rules, (iv) may not be amended, terminated, extended or waived orally, and (v) may not be assigned, in whole or in part, by Executive. Without limiting the generality of the foregoing, it is understood that the Employment Agreement is terminated and of no force and effect. Paragraph headings are for convenience only and do not affect the meaning of any provisions of this Agreement. If any portion of this Agreement is found to be invalid or unenforceable, the remaining portions shall remain in effect.

13.           VOLUNTARY AND KNOWING ACTION.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ALL OF ITS TERMS, AND IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE FULL INTENT OF, AMONG OTHER THINGS, RELEASING THE COMPANY AND CERTAIN OTHER PARTIES OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

Dated: March 16, 2005	/s/ Michael Sileck
Michael Sileck

Dated: March 16, 2005	/s/ Myron Olesnyckyj
Monster Worldwide, Inc.

Name: Myron Olesnyckyj
Title: Senior Vice President